Exhibit 2.1

AGREEMENT FOR THE PURCHASE AND SALE OF OUTSTANDING MEMBERSHIP INTERESTS OF EDWARE, LLC

This Agreement for the Purchase and Sale of Outstanding Membership Interests of Edware, LLC (“Agreement”) is made as of December 30, 2022, among EDWARE, LLC, a Delaware limited liability company (the “Company”), MAZHAR HUSSAIN, the holder of all of the issued and outstanding membership interests of the Company (the “Seller”), and RETICULATE MICRO, INC., a Nevada corporation (the “Purchaser”).

RECITALS

A. The Seller is the owner of all of the outstanding membership interests of the Company (collectively, the “Membership Interests”).

B. The Company is engaged in education software services focused on business and technology skills.

C. The Membership Interests are the only outstanding equity interests in the Company and except for the Membership Interests, there are no securities of the Company that are outstanding that are exercisable or convertible into or exchangeable for membership or other equity interests in the Company.

D. The Seller desires to sell and Purchaser desires to purchase one hundred percent (100%) of the Membership Interests (the “Subject Membership Interests”) currently owned by the Seller for an aggregate price of Fifty Thousand Dollars ($50,000).

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties hereto agree as follows:

1.	PURCHASE AND SALE.

a.	Pursuant to the terms and conditions of this Agreement, the Seller hereby sells to the Purchaser and the Purchaser hereby purchases from the Seller the Subject Membership Interests.

b.	The aggregate purchase price for all of the Subject Membership Interests shall be Fifty Thousand Dollars ($50,000) (the “Purchase Price”).

c.	The Purchase Price shall be paid in two installments. First, a total of Twenty Thousand Dollars ($20,000) (the “Initial Payment”) shall be paid by the Purchaser to the Seller upon the signing of this Agreement. Second, a total of Thirty Thousand Dollars ($30,000) (the “Final Payment”) shall be paid by the Purchaser to the Seller upon the successful completion of the two-year financial audit for the years ended December 31, 2022 and 2021, which audit will be conducted by an audit firm selected by the Purchaser that is registered with the Public Company Accounting Oversight Board.

2.	CLOSING.

a.	The closing shall take place, subject to the conditions set forth in Section 2(b) hereof, at the offices of the Company on such date as the parties hereto may mutually agree. The date and time of closing are herein referred to as the “Closing Date” or the “Closing.”

b.	The obligation of the Seller to sell the Subject Membership Interests, and the obligation of the Purchaser to purchase the Subject Membership Interests, is subject to the conditions set forth below being complied with to the satisfaction of, or waived by, the Seller or the Purchaser, as the case may be, on or before the Closing Date.

i.	The Seller shall have delivered to Purchaser one or more certificates evidencing the Subject Membership Interests, if the same are certificated, or such other evidence of ownership of the Subject Membership Interests as are appropriate under applicable law duly endorsed to the Purchaser or accompanied by duly executed membership interest powers or similar assignments executed in blank.

ii..	The Seller shall have received the Initial Payment and the Final Payment.

iii.	The representations and warranties of the Seller contained in this Agreement shall be true and correct as of the Closing Date.

iv.	The representations and warranties of the Purchaser contained in this Agreement shall be true and correct as of the Closing Date.

v.	The completion by the Seller and the Company and the delivery to the Purchaser of audited financial statements prepared by a qualified independent auditor who is registered with the Public Company Accounting Oversight Board for the fiscal years ended December 31, 2022 and 2021.

vi.	The adoption of an amended and restated operating agreement of the Company to be signed by the Seller and the Purchaser.

vii.	The completion by the Purchaser of its due diligence investigation of the assets, liabilities, rights and obligations of the Company.

viii.	The absence of any material adverse effect on the business, operations, financial condition and prospects of the Company from the date hereof until the Closing Date.

3.	SELLER’S REPRESENTATIONS AND WARRANTIES. The Seller and the Company hereby represents and warrants to the Purchaser that:

a.	Organization, Good Standing, etc. The Company is a limited liability company duly organized and validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business, and is in good standing, in every jurisdiction in which the nature of its business requires it to be so qualified. The Company has all requisite limited liability power and authority to carry on its business as now conducted.

b.	No Conflict. The execution, delivery and performance by the Seller and the Company of this Agreement will not conflict with or result in the breach of or constitute a default under any other agreement or instrument to which the Seller or the Company is a party or of which it or its property may be bound, or result in the creation of any lien thereunder.

c.	Authorization. This Agreement has been duly authorized, executed and delivered by the Seller and the Company.

d.	No Violation. The execution, delivery or performance by the Seller and the Company of this Agreement does not contravene any law, regulation, order or judgment applicable to or binding on the Seller or the Company, and will not result in a breach of, or constitute a default under, or contravene any provisions of, any agreement to which the Seller or the Company is a party or by which he or it is bound.

e.	No Consents or Approvals. Neither the execution, delivery or performance by the Seller or the Company of this Agreement requires the consent or approval of, the giving of notice to, the registration with, the recording or filing of any documents with, or the taking of any other action in respect of, any governmental commission, authority, agency or body.

f.	Membership Interests. The Seller is the lawful owner, of record and beneficially, of the Subject Membership Interests set forth above and has good and merchantable title thereto, free and clear of all liens, encumbrances, options, charges, equities and claims of any kind whatsoever, and he has full right and legal capacity to transfer and sell the Subject Membership Interests to the Purchaser under the terms and conditions contained herein and that upon delivery of the certificates or other evidence representing the Subject Membership Interests to the Purchaser, together with executed membership interest powers or similar instruments of transfer thereof, the Purchaser will own legal and equitable title to the Subject Membership Interests, free and clear of all liens, encumbrances, charges options, equities and claims of any kind. The Subject Membership Interests represent all of the issued and outstanding membership interests or other equity interests and securities convertible into, exercisable for or exchangeable for membership interests of the Company.

g.	Financial Statements. The Company’s unaudited financial statements as of December 31, 2022 and 2021, which have been delivered to Purchaser, have been prepared in accordance with U.S. GAAP reporting standards applied on a consistent basis and fairly present the financial condition of the Company as at such date and the result of its operations and the changes in financial position for the period then ended. There have been no material adverse changes in the condition or operations, financial or otherwise, of the Company since December 31, 2022. Except as set forth on the latest balance sheet included in the aforementioned financial statements, the Company has no liabilities other than those incurred in the ordinary course of business consistent with past practices following such latest balance sheet date. Except as set forth in the aforementioned financial statements, the Company has no indebtedness for borrowed money. The aforementioned financial statements disclose all related parties and material related party transactions in accordance with the definition of a “related party” under the international financial reporting standards.

h.	Tax Returns. All appropriate income and other tax returns which are required to have been filed for all of the Company’s taxable periods either have been filed or timely extensions obtained. All taxes as shown on said returns have been paid when due. The Seller does not know of any proposed material tax assessment against the Company.

i.	Litigation. There are no actions, suits or proceedings pending or, to the knowledge of the Seller, threatened against or affecting the Company, at law or in equity, or before any governmental board, agency or instrumentality or any arbitrator. The Company is not in default with respect to any material order, writ, injunction or decree of any court or governmental board, agency or other instrumentality.

j.	Accuracy of Information Provided to Purchaser. No written information, exhibit, financial statement, document, book, record or report prepared by the Company or the Seller, which has been, is or to be furnished by the Company or the Seller to Purchaser in connection with the transactions described in this Agreement is or shall be inaccurate in any material respect as of the date it is or shall be dated or (except as otherwise disclosed to Purchaser) at such time as of the date so furnished, or contains or shall contain any material misstatement of fact.

k.	Licenses. The Company possesses all licenses, permits, franchises, patents, copyrights, trademarks, and trade names, or rights thereto, necessary to conduct its business substantially as now conducted and as presently proposed to be conducted, and the Company is not in violation of any valid rights of others with respect to any of the foregoing.

1.	Compliance with Laws. The Company is in compliance in all material respects with all laws, rules, regulations and orders of any governmental authority to the extent applicable to it and has received no notice to the contrary from any governmental entity, authority or agency.

m.	Material Liability. There are no liabilities of the Company, fixed or contingent, which are material but are not reflected in the financial statements or in the notes thereto, other than liabilities arising in the ordinary course of business since the last balance sheet date included within the financial statements provided by the Seller to the Purchaser.

n.	Other Agreements. The Company is not a party to any indenture, loan, or credit agreement, or to any lease or other agreement or instrument, or subject to any charter or corporate restriction which could have a material adverse effect on the business, properties, assets, operations, or conditions, financial or otherwise, of the Company. The Company is not in default in any material respect in the performance, observance, or fulfillment of any of the obligations, covenants, or conditions contained in any agreement or instrument to which it is a party.

o.	Ownership and Liens. The Company has title to, or valid leasehold interests in, all of its properties and assets, real and personal, including the properties and assets and leasehold interest reflected in the financial statements referred to in Section 3(g) (other than any properties or assets disposed of in the ordinary course of business), and none of the properties and assets owned by the Company and none of its leasehold interests are subject to any lien, mortgage, pledge, security interest, or other charge or encumbrance of any kind.

4.	PURCHASER’S REPRESENTATION AND WARRANTIES. The Purchaser represents and warrants to the Seller that:

a.	No Violation. The execution, delivery or performance by the Purchaser of this Agreement does not contravene any law, regulation order or judgment applicable to or binding on the Purchaser and will not result in a breach of, or constitute a default, or contravene any provision of, any agreement to which Purchaser is a party or by which it is bound.

b.	No Consents or Approvals. Neither the execution, delivery or performance by the Purchaser of this Agreement requires the consent or approval of, the giving of notice to, the registration with, the recording or filing of any documents with, or the taking of any other action in respect of, any federal, state or local governmental commission, authority, agency or body.

c.	Securities Laws. The Purchaser acknowledges and agrees that the Subject Membership Interests have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and applicable state securities laws, and that the transfer of the Subject Membership Interests may be effected only pursuant to an effective registration under the Securities Act and applicable state securities laws or an exemption therefore. The Purchaser is acquiring the Subject Membership Interests for its own account for the purpose of investment only and not with a present intention to transfer, hypothecate, resell or otherwise distribute such Subject Membership Interests within the meaning of the Securities Act and applicable state securities laws.

d.	Access to Data. The Purchaser has received and reviewed information about the Company and has had an opportunity to discuss the Company’s business, management and financial affairs with its management and to review the Company’s facilities.

5.	FURTHER ASSURANCES.

a.	By Seller. The Seller will do, execute, acknowledge and deliver, or shall cause to be done, executed, acknowledged and delivered all such further acts, conveyances and assurances the Purchaser may reasonably require for accomplishment of the purposes of this Agreement.

b.	By Purchaser. The Purchaser will do, execute, acknowledge and deliver, or shall cause to be done, executed, acknowledged and delivered, all such further acts, conveyances and assurances as Seller may reasonably require for accomplishment of the purposes of this Agreement.

6.	INDEMNIFICATION.

a.	The representations and warranties of each of the parties contained in this Agreement shall survive the Closing indefinitely. Each party shall indemnify, defend and hold the other parties harmless for and from any and all losses, liabilities, claims or demands arising out of any breach by a party of its representations, warranties or covenants contained in this Agreement.

b.	Each Party will do, execute, acknowledge and deliver, or shall cause to be done, executed, acknowledged and delivered all such further acts, conveyances and assurances the other party may reasonably require for accomplishment of the purposes of this Agreement.

7.	MISCELLANEOUS.

a.	Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

b.	Amendment. Neither this Agreement nor any of the terms hereof may be terminated, amended, supplemented, waived or modified orally, but only by an instrument in writing which purports to terminate, amend, supplement, waive or modify this Agreement or any of the terms hereof and is signed by the party against which the enforcement of the termination, amendment, supplement, waiver or modification is sought.

c.	Successors and Assigns. The terms of this Agreement shall be binding on, and inure to the benefit of, the parties hereto and their respective successors and assigns.

d.	Governing Law. This Agreement, including all matters of construction, validity and performance, shall in all respects be governed by, and construed in accordance with, the laws of the State of Delaware.

e.	Notices. Except as otherwise provided in this Agreement, all notices hereunder shall be in writing and shall be given by mail, personal delivery, overnight courier, telecopy or any other customary means of written communication at the addresses set forth on the signature pages hereof, or at such other addresses as may be specified by written notice to the parties hereto and shall become effective when received by the addressees.

f.	Severability of Provisions. Any provision of this Agreement, which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceable of such provision in any other jurisdiction.

g.	Headings. The headings used herein are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

h.	Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings between the parties hereto relating to the subject matter hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date and year first above written.

COMPANY

EdWare, LLC

By:
Name: Mazhar Hussain
Title: Managing Member

Address:	2848 Cowper St.
Palo Alto, CA 94306

PURCHASER

Reticulate Micro, Inc.

By:
Name: Michael Chermak
Title: Chairman of the Board of Directors

Address:	PO Box 1241
Ramona, CA 92065

SELLER

MAZHAR HUSSAIN